Exhibit 99.1

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON ANNOUNCES IT WILL EXPENSE STOCK OPTIONS

MINNEAPOLIS, April 5, 2004 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ:CHRW), today reported that it has adopted the fair value recognition method of accounting as provided in Financial Accounting Standards Board SFAS No. 123, rather than the intrinsic value method as previously used, effective for 2004. With the adoption of the SFAS 123 fair value method, C.H. Robinson will expense its stock options and the discount granted to employees on C.H. Robinson shares purchased through the company’s employee stock purchase program. C.H. Robinson will retroactively apply this provision to its financial information for prior periods in order to provide investors with comparable results in the current and coming years.

The income statement impact of this adoption was discussed in Note 1 of the Notes to Consolidated Financial Statements included in C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2004. The adoption results in an increase to personnel expenses of $7.5 million in 2003 and $7.6 million in 2002, and a decrease to diluted earnings per share of $0.08 in 2003 and $0.07 in 2002. C.H. Robinson expects the impact for 2004 to be approximately the same as 2003, with the personnel expense impacts in future years declining by approximately $2.0 million per year until 2008 when all existing option grants have fully vested.

“We have recently switched our primary equity incentives for employees to restricted stock grants which vest based on company performance. We believe that restricted stock will better align our employees’ interests with those of our shareholders,” said Chad M. Lindbloom, vice president and chief financial officer of C.H. Robinson. “With the move to restricted stock, we believe retroactively adopting the fair value provisions of SFAS 123 will provide the most meaningful comparisons of our results.”

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 16,000 customers through a network of 159 offices in North America, South America, Europe and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America through contracts with more than 25,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and

(more)

C. H. Robinson Worldwide, Inc.

April 5, 2004

uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; the impact of new Hours of Service regulations adopted by the United States Department of Transportation Federal Motor Carrier Safety Administration; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risk and uncertainties detailed under “Cautionary Statement” in Exhibit 99.1 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2004.

(more)

C. H. Robinson Worldwide, Inc.

April 5, 2004

C. H. ROBINSON WORLDWIDE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT — Restated

(unaudited)

(In thousands, except per share data)

	Quarters Ended 2003,
	March	June	September	December	YTD
Gross profits	$133,091	$136,025	$135,821	$139,911	$544,848

Personnel expenses	69,192	69,629	69,178	71,009	279,008
Other selling, general and administrative expenses	22,412	22,126	21,755	23,501	89,794

Total selling, general and administrative expenses	91,604	91,755	90,933	94,510	368,802

Income from operations	41,487	44,270	44,888	45,401	176,046
Total investment and other income	344	1,050	344	850	2,588

Income before provision for income taxes	41,831	45,320	45,232	46,251	178,634

Provision for income taxes	16,691	18,099	18,020	18,455	71,265

Net income	$25,140	$27,221	$27,212	$27,796	$107,369

Diluted weighted average shares outstanding	85,623	86,126	86,228	86,299	86,069
Diluted net income per share	$0.29	$0.32	$0.32	$0.32	$1.25

	Quarters Ended 2002,
	March	June	September	December	YTD
Gross profits	$113,597	$121,570	$123,084	$125,527	$483,778

Personnel expenses	60,769	60,563	61,189	61,800	244,321
Other selling, general and administrative expenses	20,873	21,965	21,486	26,201	90,525

Total selling, general and administrative expenses	81,642	82,528	82,675	88,001	334,846

Income from operations	31,955	39,042	40,409	37,526	148,932
Total investment and other income	328	352	180	474	1,334

Income before provision for income taxes	32,283	39,394	40,589	38,000	150,266
Provision for income taxes	12,990	15,844	16,382	15,252	60,468

Net income	$19,293	$23,550	$24,207	$22,748	$89,798

Diluted weighted average shares outstanding	85,978	85,980	85,500	85,569	85,757
Diluted net income per share	$0.22	$0.27	$0.28	$0.27	$1.05

###